Exhibit 99.1

FIRST STATE BANCORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee has the following purposes:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, fiduciary responsibilities, and legal and regulatory compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal audit department.

•	Provide an avenue of communication among the independent auditors, management, the internal audit department, loan review department and the Board of Directors.

•	Review areas of potential significant financial risk to the Company.

•	Prepare the Report of the Audit Committee for delivery with the Company’s proxy statement.

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Report the results and conclusions resulting from all its review activities, together with its recommendations for action, to the Board of Directors at their next meeting subsequent to that of the Committee.

The Audit Committee has the authority to conduct or authorize any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as any employee of First State Bancorporation or its subsidiary. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

AUDIT COMMITTEE MEMBERSHIP AND PROCEDURES

The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of independent directors of the Board, and shall either designate one member as chairperson or delegate the authority to designate a chairperson to the Audit Committee. For the purposes hereof, the term “independent” shall mean a director who meets the definition of “independence,” under the requirements of the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers (“NASD”), as determined by the Board. Each member of the Company’s Audit Committee must be financially literate at the time of appointment, and at least one member of the Audit Committee shall have accounting or related financial management expertise, as provided by rules of the NASD and the SEC, and by the listing standards of the NASDAQ Stock market.

If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Committee shall meet at least four times annually, or more frequently as circumstances dictate either in person or telephonically. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Audit Committee present in person or by telephone shall constitute a quorum.

The Committee shall meet privately in executive session at least annually with management, the director of the internal audit department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, will communicate with management and the independent auditors quarterly, to review the Company’s financial statements and significant findings based upon the auditor’s review procedures.

AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

The Company’s executive management bears primary responsibility for the Company’s financial and other reporting, for establishing the system of internal controls and for ensuring compliance with laws, regulations and Company policies. The Audit Committee’s responsibilities and related key processes are described below. From time to time, the Audit Committee may take on additional responsibilities, at the request of the Board of Directors.

Relationship with Independent Auditors. The Committee shall bear primary responsibility for overseeing the Company’s relationship with its independent auditors. In carrying out this responsibility, the Committee shall:

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Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the independent auditing firm. In this regard, the Audit Committee shall have the sole authority to (i) appoint and retain, subject to ratification by the Company’s stockholders, (ii) determine the funding for, and (iii) when appropriate, terminate, the independent auditing firm, which shall report directly to the Audit Committee.

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Approve in advance all audit services to be provided by the independent auditing firm, including any written engagement letters related thereto. (By approving the audit engagement, the audit service contemplated in any written engagement letter shall be deemed to have been pre-approved.)

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Establish policies and procedures for the engagement of the independent auditing firm to provide permissible non-audit services, which shall require pre-approval by the Audit Committee of all permissible non-audit services to be provided by the independent auditing firm.

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Determine, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm’s performance of permissible non-audit services is compatible with the auditor’s independence; obtain and review a report by the outside auditing firm describing any relationships between the outside auditing firm and the Company or any other relationships that may adversely affect the independence of the auditor; discuss with the outside auditing firm any disclosed relationships or services that may impact the objectivity and independence of the auditor; and present to the Board of Directors the Audit Committee’s conclusions with respect to the independence of the outside auditing firm.

•	Review any representation letter that management provides to the outside auditing firm.

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Review and discuss with the outside auditing firm: (i) the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditing firm’s activities or access to requested information, and any significant disagreements with management; and (ii) any reports of the outside auditing firm with respect to interim periods.

Financial Reporting. The Committee shall review the preparation by management of the Company’s quarterly and annual financial reports. In carrying out this responsibility, the Committee shall:

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Review and discuss with management and the independent auditing firm the annual audited and quarterly unaudited financial statements of the Company, including: (i) an analysis of the auditors’ judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the development, selection and reporting of accounting policies that may be regarded as critical; and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

•	Review quarterly financial press releases and recommend publication to the Board, if appropriate.

•	Recommend to the Board based on the review and discussion described above, whether the financial statements should be included in the Annual Report on Form 10-K.

•	Review, with the legal counsel for the Company, material pending legal proceedings involving the Company and other contingent liabilities.

•	Annually prepare the Report of the Audit Committee to shareholders as required by the SEC. The report should be delivered with the Company’s annual proxy statement to shareholders.

Internal Controls. The Committee reviews the internal controls of the Company and in furtherance thereof shall:

•	Periodically review and discuss the adequacy of the Company’s internal controls, any significant deficiencies in internal controls, and significant changes in such controls.

•	Review and approve the internal audit plan, internal audit budget, risk assessment and internal audit manual.

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Review and discuss with the principal internal auditor of the Company and such others as the Audit Committee deems appropriate, the scope and results of the internal audit program. Periodically review the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

•	Review and discuss with management and the outside auditors any material financial or non-financial arrangements of the Company which do not appear in the financial statements of the Company.

Internal Audit Department. The Committee shall have responsibility for determining that the Internal Audit Department is effectively discharging its responsibilities. In carrying out this responsibility, the Committee shall:

•	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

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Review the performance, and replacement of the senior internal audit executive. The internal audit department shall be responsible to senior management, but have a direct reporting responsibility to the Board of Directors through the Committee. Changes in the senior internal audit executive shall be subject to Committee approval. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

Legal and Regulatory Compliance

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On at least an annual basis, review with the Company’s legal counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities. The committee shall have the following additional responsibilities:

•	Review and approve, if appropriate, any related party transactions involving directors or executive officers of the Company.

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Establish procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

•	Establish policies for the hiring of employees and former employees of the outside auditing firm.

•	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or Board deems necessary or appropriate.

•	Evaluate annually the performance of the Internal Audit Department and the adequacy of the Audit Committee Charter based upon a self-assessment of the Committee.

•	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the forgoing activities.

Limitation on Audit Committee’s Role. While the Committee has the responsibilities and duties set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures in connection therewith are complete, accurate and in accordance with generally accepted accounting principles and applicable law and regulation. These are the responsibilities of the Company’s management. The responsibilities of the Company’s independent auditors are contained in the independent auditor’s retention agreement with the Company.

Adopted April 15, 2003

As amended January 16 2004

As amended May 11, 2005

As amended October 27, 2006

As amended January 26, 2007